Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Michael Benkowitz (the “Employee”) and United Therapeutics Corporation, a Delaware corporation (the “Company”), effective as of February 14, 2012 (the “Effective Date”).

RECITALS

A.                                    Employee is a key member of the executive and management team of the Company or an Affiliate.

B.                                    The Company’s Board of Directors has approved a Change in Control Severance Program, consisting of the Change in Control Severance Plan and agreements such as this Agreement with certain individual employees, in order to provide severance protection to Employee in the event Employee’s employment terminates in specified circumstances within one year following a Change in Control in order to (i) motivate Employee to drive business success independent of the possible occurrence of a Change in Control and (ii) reduce distractions associated with a potential Change in Control, and maximize shareholder value by retaining Employee through the closing of a Change in Control.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

Section 1.                                           Severance Benefits.  If Employee’s employment with the Company and its Affiliates (i) is involuntarily Terminated by the Company and its Affiliates within one year following a Change in Control other than due to Cause, Total Disability or death, or (ii) is Terminated by Employee for Good Reason within one year following a Change in Control, subject to Employee executing a release of claims substantially in the form attached as Exhibit A within forty-five (45) days following such Termination (and not revoking such release), Employee shall be entitled to the following:

(a)                                 Cash Severance Pay.  Employee shall receive a lump sum cash payment equal to two (2) times the sum of (A) the Base Salary and (B) the Bonus Amount

(b)                                 Medical Continuation.  Employee and Employee’s spouse and dependents (each as defined under the applicable plan) shall receive Company-paid medical and dental insurance coverages for twenty-four (24) months at the same benefit level as provided to Employee immediately prior to the Change in Control (which such period shall be treated as “alternative coverage” for purposes of COBRA).

(c)                                  Outplacement Benefits.  Employee shall be entitled to receive outplacement benefits with a value of $10,000, to be used over the six months following Employee’s Termination (which such benefits shall be administered in compliance with Treasury Regulation section 1.409A-1(b)(9)(v)).

(d)                                 Accrued Benefits.  Employee shall receive any unpaid Base Salary through the date of Termination and any bonus unpaid as of the date of Employee’s Termination for any previously completed fiscal year of the Company.  In addition, Employee shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by Employee in accordance with Company policies prior to the date of Employee’s Termination.  Employee shall also receive such other compensation (including any stock options or other equity-related payments (including, without limitation, any share tracking awards)) and benefits, if any, to which Employee may be entitled from time to time pursuant to the terms and conditions of Employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy.

Section 2.                                           Form and Time of Payment; Payment in Lieu of Other Severance Benefits.  The cash severance pay benefits payable to Employee under Section 1(a) shall be paid to Employee in a single lump sum less applicable withholdings within the later of (i) 15 business days after Employee’s date of Termination or (ii) the expiration of the revocation period, if applicable, under the Release, but in all events no later than March 15 of the year following the year in which Employee’s Termination of Employment occurs.  The cash severance benefits provided pursuant to Section 1(a) hereof are in lieu of any cash severance benefits (but, not for the avoidance of doubt, in lieu of any equity-related payments (including, without limitation, share tracking awards) or payments under any tax-qualified or nonqualified retirement plan) that may be payable to Employee pursuant to any agreement between Employee and the Company or any other plan, program or arrangement of the Company and its Affiliates (unless the cash severance benefits under such agreement, plan, program or arrangement are more favorable in the aggregate to Employee, in which case such benefits shall be provided in lieu of the benefits hereunder). Notwithstanding the foregoing, to the extent the cash severance benefits under Section 1(a) would constitute an impermissible substitution within the meaning of Treasury Regulation section 1.409A-3(f) and payment of such benefits in the manner described herein would result in a violation of Section 409A of the Code, such benefits shall be paid on the same schedule as the benefits for which they are deemed to substitute.

Section 3.                                           Definitions.  Unless the context clearly indicates otherwise, when used in this Agreement:

(a)                                 “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)                                 “Base Salary” means Employee’s annual rate of base salary in effect on the date of Employee’s Termination of Employment (or, if higher, on the date of the Change in Control), determined in each case prior to reduction for any employee-elected salary reduction contributions made to a Company-sponsored non-qualified deferred compensation plan or a Company-sponsored plan pursuant to Section 401(k) or 125 of the Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(c)                                  “Board” means the board of directors of the Company.

(d)                                 “Bonus Amount” means the highest of (i) the cash bonus payable to Employee for the year immediately preceding the year in which the Change in Control occurs, (ii) the cash bonus payable to Employee for the year immediately preceding the year in which Employee’s employment Terminates, or (iii) Employee’s Target Bonus.

(e)                                  “Cause” means (i) any act of personal dishonesty taken by Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of Employee; (ii) Employee’s conviction of a felony; (iii) an act by Employee which constitutes willful or gross misconduct and which is demonstrably and materially injurious to the Company; or (iv) continued substantial willful violations by Employee of Employee’s employment duties after there has been delivered to Employee a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed his or her duties.

(f)                                   “Change in Control” means, and shall be deemed to have occurred:

(i)                                     if any person or group (as used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% of (a) the shares of the Company’s common stock then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding;

(ii)                                  if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority thereof;

(iii)                               upon the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries unless, following such event, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Company’s common stock or the combined voting power of all voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the Company’s common stock or voting securities, as the case may be, (B) no person (excluding any corporation resulting from such transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the transaction, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

(iv)                              upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

(g)                                  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)                                    “Good Reason” means any of the following actions upon or after a Change in Control, without Employee’s express prior written approval, other than due to Employee’s Total Disability or death: (i) (A) a material adverse change in Employee’s status, title, position or responsibilities (including reporting responsibilities from Employee’s status, title, position or responsibilities as in effect immediately prior to the Change in Control); (B) the assignment to Employee of any duties or responsibilities which are materially inconsistent with Employee’s status, title, position or responsibilities as in effect immediately prior to the Change in Control; or (C) any removal of Employee from or failure to reappoint or reelect Employee to any of the offices or positions held by Employee immediately prior to the Change in Control, except in the case of (A), (B) or

(C), in connection with the Termination of Employee’s employment for Cause, as a result of Employee’s Total Disability or death, or by Employee other than for Good Reason; (ii) a reduction in Employee’s Base Salary or any failure to pay Employee any compensation or benefits to which Employee is entitled within five days of the date due; (iii) a reduction in Employee’s annual cash bonus opportunity or equity-type incentive opportunity; (iv) the Company requiring Employee to relocate to any place outside a 50 mile radius of the location serving as Employee’s principal work site immediately prior to the Change in Control, except for reasonably required travel on the business of the Company or an Affiliate which is not materially greater than such travel requirements in effect immediately prior thereto; (v) the failure by the Company to continue in effect employee benefits for Employee no less favorable in the aggregate as in effect immediately prior to the Change in Control; (vi) any material breach by the Company of any provision of an agreement between the Company and Employee; or (vii) the failure of the Company to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under this Agreement.  With respect to (i) through (vi) above, Good Reason shall not be deemed to have occurred unless Employee shall have notified the Company in writing of his or her intent to resign for Good Reason within thirty (30) days following occurrence of the event constituting Good Reason and the Company shall not have cured the grounds for Good Reason within ten (10) days following the provision of such notice.

(k)                                 “Release” means a waiver and release to be signed by Employee substantially in the form attached hereto as Exhibit A (which Release is not revoked by Employee).

(l)                                     “Target Bonus” means the greater of (i) Employee’s annual cash target bonus in effect immediately prior to the date a Change in Control occurs, or (ii) Employee’s annual cash target bonus in effect as of the date his or her employment Terminates, in either case assuming full attainment of companywide milestones,

(m)                             “Terminate” or “Termination of Employment” means Employee’s “separation from service” from the Company and its Affiliates, as determined pursuant to Section 409A of the Code.

(n)                                 “Total Disability”  means that, in the Company’s reasonable judgment, either (1) Employee has been unable to perform Employee’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (2) Employee has become totally and permanently incapable of performing the usual duties of his employment with the Company on account of a physical or mental impairment.

Section 4.                                           Limitation of Certain Payments.

(a)                                 In the event the Company reasonably determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration,

compensation or benefits to be paid to Employee under this Agreement constitute“parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times Employee’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Employee Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times Employee Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if Employee determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Company), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon his receipt of the Reduced Amount.  External accountants’ advice contemplated by this Section 4(a), and fees and expenses incurred in connection therewith, shall be the sole responsibility of the Company.

(b)                                 If the determination made pursuant to clause (a) of this Section 4 results in a reduction of the payments that would otherwise be paid to Employee except for the application of clause (a) of this Section 4, the amounts payable or benefits to be provided to Employee shall be reduced such that the reduction of compensation to be provided to Employee is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

(c)                                  As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this Section 4 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this Section 4 should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Employee to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly (and in all events no later than December 31 of the year following the year in which the applicable tax is remitted) paid by the Company to or for the benefit of Employee, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

Section 5.                                           Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 6.                                           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

Section 7.                                           Miscellaneous Provisions.

(a)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                 Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning such matters (but excluding, for the avoidance of doubt, obligations to Employee under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan (including, without limitation, any share tracking awards)).  In addition, any noncompetition and nonsolicitation covenants in any agreement between Employee and the Company shall continue to apply in accordance with their terms.

(c)                                  Choice of Law.  Except to the extent preempted by federal law, this Agreement shall be governed and construed in accordance the laws of the State of Delaware, without regard to principles of conflicts of laws.

(d)                                 Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(e)                                  No Assignment of Benefits.  The rights of Employee to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection  shall be void, provided Employee’s estate shall be entitled to receive any benefits that have become payable, but which have not been paid in accordance with Section 2 above.

(f)                                   Employment Taxes.  Any payments made pursuant to this Agreement will be reported on Form W-2 and shall be subject to withholding of applicable income and employment taxes.

(g)                                  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h)                                 Confidentiality of Agreement.  Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than Employee’s immediate family members, Employee’s legal or financial advisor, or governmental officials who seek such information in the course of their official duties, unless compelled by law to do so.

(i)                                     Not An Employment Agreement.  Nothing in this Agreement shall give Employee the right to be retained in the employ or other service of the Company or its Affiliates to interfere with the right of the Company and its Affiliates to discharge Employee in accordance with any employment agreement.

(j)                                    No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such benefit be reduced by any earnings or benefits that Employee may receive from any other source.

(k)                                 Waiver of Plan Benefits.  Employee hereby waives participation in the United Therapeutics Corporation Change in Control Severance Plan and acknowledges that no benefits shall be paid to Employee pursuant to such Plan.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the company by its duly authorized officer, as of the day and year first above written.

UNITED THERAPEUTICS CORPORATION		EMPLOYEE

By:	/s/ Alyssa Friedrich	/s/ Michael Benkowitz
Employee Signature
Title:	SVP, HR

EXHIBIT A

WAIVER AND RELEASE

For and in consideration of the payments and other benefits due to             (“Employee”) pursuant to the Change in Control Severance Agreement between Employee and United Therapeutics Corporation dated as of            , 2012 (the “CIC Agreement”), and for other good and valuable consideration, Employee hereby agrees, for Employee, Employee’s spouse and child or children (if any), Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever waive and release all known and unknown claims and causes of action, arising on or before the date of Employee’s execution of this  Waiver and Release, against United Therapeutics Corporation (the “Company”) or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”), including, but not limited to, all such claims and causes of action which in any way pertain to Employee’s employment with and/or termination of employment from the Company, all allegations of employment discrimination, and/or all other occurrences whatsoever, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et. seq., the False Claims Act, 31 U.S.C Section 3729 et. seq. and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Employee’s employment with the Company and its Affiliates, as well as any and all such claims under state contract or tort law.

Employee has read this Waiver and Release carefully, acknowledges that Employee has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Waiver and Release, and Employee fully understands that by signing below Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  Employee also understands that Employee has a period of seven (7) days after signing this Waiver and Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Employee pursuant to the CIC Agreement until eight (8) days have passed since Employee’s signing of this Waiver and Release without Employee’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, Employee has not been forced or pressured in any manner whatsoever to sign this Waiver and Release, and Employee agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Waiver and Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Employee under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan (including, without limitation, any share tracking awards)) provided by the Affiliated Entities where Employee’s compensation or benefits are intended to continue or Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Employee’s termination; or (ii) rights to indemnification or liability insurance coverage Employee may have under the by-laws of the Company or applicable law.

In addition, excluded from this Waiver and Release are any claims which by law cannot be waived, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”).  Employee does, however, hereby waive all rights to recover any money, benefits or reinstatement should the EEOC or any other agency or individual pursue any claims on Employee’s behalf.

This Waiver and Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Employee

Date	United Therapeutics Corporation